Exhibit 10.22
CONFIDENTIAL MATERIALS OMITTED AND FILED SEPERATLY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISK DENOTE OMISSIONS.

Talecris
BIOTHERAPEUTICS

First Addendum to
Product Supply Agreement

This First Addendum (this "Addendum") to that certain Product Supply Agreement dated June 12, 2006, as previously amended on December 19, 2006, June 25, 2007, and August 29, 2007, and as hereinafter amended from time to time (the "Agreement"), is entered into as of August 15, 2009, and effective as of        September 1, 2009                    (the "Addendum Effective Date"), by and between Talecris Biotherapeutics, Inc., ("Talecris") headquartered at 79 T.W. Alexander Drive, 4101 Research Commons, P.O. Box 110526, Research Triangle Park, North Carolina 27709 and Emergent Product Development Gaithersburg Inc. ("Emergent"), a Delaware corporation having offices at 300 Professional Drive, Gaithersburg, MD 20879. For the purposes of this Addendum, Emergent and Talecris shall each be deemed a "Party" and together the "Parties." All terms not defined herein shall have the meaning set forth in the Agreement.

WHEREAS, the Parties entered into the Agreement in order to, among other things, allow for Talecris to receive, process, and manufacture human plasma, plasma intermediates, final container products (such as Finished Product) and other materials (collectively, the "Materials") on behalf of Emergent or its agents; and

WHEREAS, the Parties have determined that, in addition to the rights and obligations set forth in the Agreement, Talecris has in the past and will continue to store, warehouse, and hold Materials on behalf of Emergent or its agents as more fully described herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1)	Business Terms.

a.
Services. Upon the terms and conditions set forth below or as otherwise required by the Agreement or the applicable Material Storage Schedule, Emergent hereby engages Talecris to store Materials as specified in a Material Storage Schedule executed hereunder (the "Services"). Talecris reserves the right, upon reasonable advance notice to Emergent, to refuse to accept or accumulate Materials on behalf of Emergent that are in addition to those Materials specified in any executed Material Storage Schedule; provided, however, that the foregoing right of refusal shall not apply to any Materials set forth in any mutually-agreed rolling forecast of Materials to be manufactured by Talecris.

b.	Standards and Conditions.

i.
General.  Unless otherwise specified in the applicable Material Storage Schedule or required by applicable law, cGMP (if applicable) or good practices for the industry, Talecris shall use Commercially Reasonable Efforts in the performance of Services.

ii.
Storage Conditions. Unless otherwise agreed in writing, Talecris will store, otherwise handle and maintain the Materials using the same degree of care, under the same conditions, and in the same facilities as Talecris does for its own products and materials of a similar nature. Talecris shall perform the Services in accordance with its then-current standard operating procedures, plans, protocols, and business judgment. Talecris reserves the right to transfer Materials to other Talecris-owned or controlled locations or facilities as reasonably necessary to ensure the continued proper storage and handling of such Materials; provided, however, that Talecris shall not make any transfer to any location or facility not owned or controlled by Talecris without providing Emergent with at least thirty (30) days' written notice and allowing Emergent a reasonable opportunity to inspect or otherwise obtain relevant information regarding the suitability of such alternate facility. Talecris shall be solely responsible for any breaches of this Addendum or the Agreement by a third party storage agent or transporter, except in the event that such third party is engaged under emergency circumstances in an attempt to prevent or limit loss of, or damage to, the Materials pursuant to section 1(b)(iv) below.

iii.
Location. Talecris will store Materials at any of its facilities in Clayton, NC and/or Benson, NC (the "Facilities"), unless otherwise agreed between the Parties. Regardless of location, Talecris shall monitor and record temperature as required by applicable laws and regulations, and in any event, shall do so in the same manner it addresses such data concerning its own products and materials in the same Facilities.

iv.
 Emergency Situations. In the event of an emergency or other urgent situation that Talecris, in its best judgment, believes may lead to damage or risk to the Materials, Talecris reserves the right to transfer some or all Materials to an alternative location or storage facility. To the extent reasonably possible and prudent, Talecris will transfer the Materials in the same manner and with the same frequency that Talecris transfers its own products and materials of a similar nature that are being stored at the same Facility and in proximity to the Materials. In the event that Talecris utilizes the facilities of any third party in connection with such transfer or eventual storage, Talecris shall use commercially reasonable efforts to require such third party to be bound to Talecris by obligations with respect to the storage and handling of Materials that are substantially similar to those contained in this Addendum. Talecris shall notify Emergent promptly of any transfer made pursuant to this subsection, and use its best commercial efforts to notify Emergent in advance. In the event that Emergent requires or prohibits moving, modifying or storing the Materials in a manner against the recommendations or instructions of Talecris, Emergent shall, except for the gross negligence or intentional misconduct of Talecris or its agents, be solely responsible for any harm or damage to the Materials incurred thereafter with respect to the Materials stored or moved against the recommendations or instructions or Talecris. In the event that Emergent determines, in its sole discretion, to re-transfer or otherwise assume control of or responsibility for such transferred Materials, Talecris shall reasonably cooperate with and assist Emergent in completing such activities.

v.	Performance. With respect to certain Materials which may be specified above, the Parties agree as follows:

1.
Final Product: Storage of Final Product by Talecris will not be deemed "Services" under this Addendum until such Final Product is released by Talecris to Emergent pursuant to the terms of the Agreement and Talecris issues the corresponding invoice to Emergent for the product Processing Fee.

2.	Plasma and Paste: Storage of plasma and paste by Talecris will not be deemed "Services" until after Talecris has held such Materials for three (3) months.

vi.
Removal of Materials. Talecris may, upon six (6) months' prior written notice to Emergent, require removal of Materials from the Facility; provided, however, that Talecris shall not require such removal as a result of any agreement to store a third party's products or materials of a similar nature at the Facility. Notwithstanding the foregoing, in the event that Emergent reasonably determines that it cannot locate a suitable storage facility for the Materials or otherwise arrange for alternate storage within such six-month period, Talecris shall use commercially reasonable efforts to cooperate with Emergent and will extend the storage period at the Facility until such time as Emergent secures alternate storage for the Materials. In no event shall the foregoing storage period extend beyond twelve (12) months from the original removal notice date. Emergent may, upon ten (10) business days' prior written notice, require delivery (in accordance with the terms of the Agreement) of all or any part of the Materials from the Facility; provided, however, that the Parties acknowledge and agree that Talecris shall be allowed additional time to prepare Materials for delivery if reasonably necessary and upon notice to Emergent of the reasons for any such delay. Upon request by either Party to deliver Materials to Emergent, Talecris shall cooperate with Emergent with respect to removal of Materials and, at Emergent's expense, follow Emergent's reasonable written instructions for such removal. Talecris reserves the right to withhold such cooperation until all amounts due and payable by Emergent to Talecris (except to the extent disputed in good faith) in connection with this Addendum are paid to Talecris.

c.	Delivery Conditions. Delivery of Materials will be made to Emergent or such other Persons approved by Emergent in writing at such time(s) as reasonably determined by Emergent.

d.	Compensation / Payment Terms

i.
Subject to the terms of any Material Storage Schedule, Emergent agrees to pay, and Talecris agrees to accept payment, for all Services properly rendered during the term of this Addendum. Payment and prices shall be as set forth on the applicable Material Storage Schedule. Talecris shall be solely responsible for its expenses related to this Addendum unless otherwise expressly agreed by Emergent in writing. Such expenses are not to exceed $175 per pallet per month without the express written preapproval of Emergent, which will not be unreasonably withheld. Notwithstanding the foregoing, Emergent shall be responsible for any reasonable expenses necessarily incurred by Talecris in connection with preservation, relocation or transfer of Materials as described in Paragraph 1) b) iv) above.

ii.
Emergent shall pay all undisputed amounts to Talecris net-thirty (30) days from the date of an invoice showing in reasonable detail the basis for such invoice, and the amount currently due, as set forth herein. All invoices shall be submitted in writing to Emergent as follows:

Manner and Location for Payments: U.S. first-class mail to primary business address

Accounting Codes  (Must be noted on all invoices for. payment to be processed):

G/L No.:                                                           Cost Center:

Project Code (if applicable):

Address for Invoices to Emergent:           Emergent BioSolutions Inc.
2273 Research Blvd., Suite 400
Rockville, MD 20850
Attn: Accounts Payable

e.
Risk of Loss / Insurance. Risk of loss for Materials stored by Talecris pursuant to this Addendum shall be governed by the terms of the Agreement. Notwithstanding the foregoing, the parties acknowledge and agree that except to the extent caused by Talecris' gross negligence, intentional misconduct or material breach of this Addendum, upon the release of Finished Product to Emergent, all risk of loss for such Finished Product shall be borne by Emergent, even if such Finished Product is stored by Talecris pursuant to this Addendum.

f.
Warranty & Disclaimer. TALECRIS IS NOT A COMMERCIAL STORAGE FACILITY OR STORAGE SERVICES PROVIDER. ACCORDINGLY, WITH RESPECT TO THE SERVICES COVERED BY THIS ADDENDUM, TALECRIS MAKES NO WARRANTY OF MERCHANTABILITY, SATISFACTORY QUALITY OR OF FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE.

g.
Limitation of Liability; Damages. Talecris shall have no liability hereunder to the extent arising from negligent acts or omissions. Except to the extent caused by Talecris' gross negligence, intentional misconduct or material breach of this Addendum, Talecris' aggregate liability for any losses, injury or damages to persons, Materials, or properties arising out of or in connection with this Addendum or for any other claims, losses, costs or damages whatsoever arising out of or resulting from or in any way related to the Services or this Addendum from any causes or causes, arising under any theory of law, shall be limited to the total amount of compensation actually received by Talecris from Emergent under this Addendum during the preceding eighteen (18) months. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY IN CONTRACT OR IN TORT FOR INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR FOR LOST PROFITS ARISING HEREUNDER, EXCEPT TO THE EXTENT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF SUCH PARTY, ITS EMPLOYEES, AGENTS, REPRESENTATIVES, OR SUBCONTRACTORS. The liability of each of Talecris and Purchaser to the other for any damages arising under this Agreement shall not exceed five million U.S. Dollars ($5,000,000).

h.
Insurance. Emergent, at its own expense, shall submit to Talecris prior to commencement of the Services under this Addendum, certificates of insurance evidencing that such insurance was obtained. Deductible amounts under the foregoing policies shall be paid by Emergent. Without limiting the insurance requirements under the Agreement, Emergent shall maintain at least $2,000,000 in transit insurance and $15,000,000 in property insurance, covering Materials (including finished products) stored at Talecris' facility, pursuant to this Addendum. For the duration of this contract and for three years thereafter, Emergent and Talecris shall maintain General Liability and Products Liability insurance or self-insurance with minimum limits of $5,000,000 per occurrence. Certificates of insurance providing evidence of such coverage shall be provided to each respective Party when the contract is signed. Talecris shall reasonably cooperate with Emergent for the scheduling and completion of any reasonable or necessary insurance-related loss-control inspections of the Facility, which inspections shall not occur more frequently than once per year during the Term of this Addendum. The findings of any such inspections shall be used solely to establish Emergent's insurance rates and terms, and shall not be understood or used to obligate Talecris to modify its conduct or policies, or otherwise to take or refrain from taking any specific action.

i.
Nonexclusive. Notwithstanding the terms of the Agreement (including Section 2.04 (Exclusivity)), and notwithstanding the terms of the Exclusivity Agreement referenced in such Section, the parties agree that except with respect to removal of Materials as specified in Paragraph 1) b) vi) above and storage commitments described in Paragraph 1) a), the Services governed by this Addendum shall be nonexclusive with respect to each Party. Nothing shall prohibit Talecris from providing similar or identical services to other entities, and nothing shall prohibit Emergent from obtaining similar or identical services from other entities.

2)	Confidentiality. This Addendum, and the rights and obligations arising hereunder, shall be deemed confidential information subject to Article 13 (Confidentiality) of the Agreement.

3)
Applicable Law. This Addendum and any matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the laws of the United States and the internal laws of the State of New York, without regard to conflicts of law principles.

4)
Effect. Except as expressly set forth herein, this Addendum shall not limit or otherwise affect any term or provision of the Agreement, and all other terms and conditions of the Agreement shall survive and shall remain in full force and effect. This Addendum is hereby incorporated into and made a part of the Agreement. Specifically, but without limitation, the following sections of the Agreement shall, except as modified herein, apply to this Addendum: 15.11 (Force Majeure), 15.13 (Limitation of Damages).

5)	Term and Termination.

a.
Term. Unless earlier terminated as set forth below, this Addendum shall be in effect from the Addendum Effective Date until the termination or expiration of the Agreement, or until terminated in accordance with the terms of this Section.

b.	Termination.

i.	This Addendum may be terminated by mutual written agreement by the Parties.

ii.
Either Party may terminate this Addendum for a material breach hereof by the other Party by providing thirty (30) days written notice to the other Party, unless such breach is cured within such thirty (30) day period.

iii.	Except for removal of Materials as provided in Paragraph 1) b) vi), either Party may terminate this Addendum without cause by providing ninety (90) days written notice to the other Party.

iv.	Termination of this Addendum shall not affect the binding nature or effectiveness of the Agreement. Breach of this Addendum by either Party shall not be deemed a breach of the Agreement.

6)
Counterparts. This Addendum may be executed via facsimile signature and in any number of counterparts with the same effect as if all of the Parties had signed the same document. All fully executed counterparts shall be construed together and shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the Parties have executed this Addendum as of the Addendum Effective Date,

TALECRIS BIOTHERAPEUTICS, INC.	EMERGENT PRODUCT DEVELOPMENT
GAITHERSBURG INC.
By: /s/ Craig Farquharson	By: /s/ Kyle Keese
Name: Craig Farquharson	Name: Kyle Keese
Title: Senior Director Global Supply Chain	Title: SVP Manufacturing OPS

SCHEDULE A-1

MATERIAL STORAGE SCHEDULE #1

This Schedule 1-A is made as part of the "FIRST ADDENDUM TO PRODUCT SUPPLY AGREEMENT" (the "Addendum"), by and between Talecris Biotherapeutics, Inc., ("Talecris") and Emergent Product Development Gaithersburg Inc. ("Emergent"), and made subject to the terms and conditions of the Product Supply Agreement referenced therein (the "Agreement").

Pricing: Talecris shall perform the Services at the prices set forth herein, with respect to the Materials specified in this Material Storage Schedule. Talecris reserves the right to increase such prices after the first anniversary of this Material Storage Schedule by a percent not to exceed the greater of (a) five percent (5%) or (b) CP-M. "CPI-M" shall mean a percentage equal to the unadjusted percentage change for the previous twelve-month period (ending four months prior to the date of Talecris' price increase) published in the Consumer Price Index for Medical Care, by the U.S. Department of Labor, Bureau of Labor Statistics.

Terms for Material Storage Services Already Provided through August 2009:

Material	AIG Lot #	Cost per Pallet per Month		Number of Pallets	Storage Start-Date	Total Charges
Final Container	[**]	$	[**]	2	March 2007	$	[**]
Final Container	[**]	$	[**]	2	June 2008	$	[**]
Final Container	[**]	$	[**]	2	June 2009	$	[**]

IN WITNESS WHEREOF, the Parties have executed this Schedule as of the date of the last signature below:
TALECRIS BIOTHERAPEUTICS, INC.	EMERGENT PRODUCT DEVELOPMENT
GAITHERSBURG INC.
By: /s/ Craig Farquharson	By: /s/ Kyle Keese
Name: Craig Farquharson	Name: Kyle Keese
Title: Senior Director Global Supply Chain	Title: SVP Manufacturing OPS
Date: August 27, 2009	Date: 1 Sep 09